Exhibit (h)(32)

SEVENTH AMENDMENT TO THE

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

THE GLENMEDE FUND, INC.,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,

AND

STATE STREET BANK AND TRUST COMPANY

This Seventh Amendment (this “Amendment”) dated as of September 20, 2016 is between THE GLENMEDE FUND, INC., a registered management investment company organized and existing under the laws of Maryland (the “Company”), on behalf of its series listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.

Reference is made to a Securities Lending Authorization Agreement dated September 1, 2007, between the Company on behalf of the Funds and State Street, as amended by a First Amendment dated as of October 15, 2009, a Second Amendment dated as of June 30, 2010, a Third Amendment dated as of December 30, 2010, a Fourth Amendment dated September 28, 2012, a Fifth Amendment dated as of September 30, 2014, and a Sixth Amendment dated as of December 22, 2015, (as in effect immediately prior to the date of this Amendment, the “Agreement”).

The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the Funds listed on Schedule B to the Agreement as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendments.

(a) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

“Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(b) Section 3 (Securities to be Loaned) of the Agreement is hereby amended by adding the following as the new third paragraph thereof.

“At the initiation of each Loan collateralized with cash collateral, the Total Spread must be equal to or greater than five (5) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans may have a Total Spread that is lower than five (5) basis points during the term of the loan so long as the loan satisfied this minimum Total Spread requirement (the “Minimum Total Spread Test”) at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash collateral.

For purposes of the Minimum Total Spread Test:

“Total Spread” means, the difference between the yield of the Prime Portfolio as reported by the Fund on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rebate rate. Client is aware that because the Minimum Total Spread Test is based off of the yield of the Fund on the preceding day there may be instances where there are both more loans are made or fewer loans made than would have been made in each case if the Minimum Total Spread Test was based off of the yield of the Fund on the day the loan is actually made.”

(c) Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby amended by deleting the third paragraph thereof and the first sentence of the fourth paragraph thereof, and inserting the following as the new third paragraph thereof:

“Net Investment Income and Fee Income shall be credited to the Fund’s securities lending account, on a monthly basis, after making the following payments on behalf of the Fund: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.” In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.” For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this paragraph, and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.”

(d) Schedule A of the Agreement is hereby amended by deleting it in its entirety and replacing with the revised Schedule A attached to this Amendment.

(e) Schedule B of the Agreement is hereby amended by deleting it in its entirety and replacing with the revised Schedule B attached to this Amendment.

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4. Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5. Effective Date: This Amendment shall be effective as of the date first written above.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE GLENMEDE FUND, INC., on behalf of its series as listed on Schedule B, severally and not jointly			STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary Ann B. Wirts	By:	/s/ Gino L. Timperio
	Name: Mary Ann B. Wirts		Name: Gino L. Timperio
	Title: President		Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE GLENMEDE FUND, INC., ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended (the “Agreement”).

Fee Split

80% to the Fund

20% to State Street.

Cash Collateral Investment

(a)	Except as provided in (b) below, the Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (hereinafter the “Prime Portfolio”). The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Prime Portfolio.

In connection with the direction to State Street above to invest certain cash collateral in the Prime Portfolio the Fund acknowledges that it has received and reviewed the updated Confidential Offering Memorandum dated April 4, 2016 (the “Prime COM”), including those provisions under the header “Portfolio’s Investment Objective and Strategies Beginning October 14, 2016” which such provisions are included here as Attachment A for ease of reference.

The Fund instructs State Street to treat the instruction above to invest certain cash Collateral in the Prime Portfolio as an instruction to invest such cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Portfolio”) when the Prime Portfolio changes its name to the Government Portfolio as contemplated in the Prime COM. After the effectiveness of such name change, references to the Prime Portfolio on this Schedule A or in the Agreement shall be read as the Government Portfolio.

To the extent consistent with the investment guidelines of the Prime Portfolio, State Street may invest Cash Collateral or money received in respect of cash Collateral in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other short-term investments as State Street may from time to time select, including without limitation, investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated. In addition, to the extent that cash Collateral cannot be promptly invested in Prime Portfolio pursuant to the Fund’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or as described in the preceding sentence until such cash Collateral can be invested in Prime Portfolio pursuant to the Fund’s direction above.

(b)	Notwithstanding anything contained in the Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA. The Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of the Agreement. The Fund understands and agrees that cash Collateral obtained from a Financing Transaction will not be invested and will not generate investment income.

Notwithstanding anything contained in the Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund, except to the extent that State Street has failed to exercise the standard of car required by the Agreement or the SLSA with respect thereto. Subject to State Street’s obligations to mark to market under Section 8 of the Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may, with prior notice to the Fund, debit any account or accounts maintained by the Fund with State Street.

ATTACHMENT A

Portfolio’s Investment Objective and Strategies Beginning October 14, 2016

In response to regulatory changes adopted by the SEC that will affect the structure and operation of money market funds, the Board of Trustees of the Trust has approved, effective as of the Modification Date (i.e., October 14, 2016), a new investment objective and new investment strategies for the Prime Portfolio, which are designed to permit the Prime Portfolio to operate as a “government money market fund” within the meaning of Rule 2a-7 under the 1940 Act, as such Rule will be in effect on October 14, 2016. The Board also approved changing the Prime Portfolio’s name to the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Money Market Portfolio”), effective as of the Modification Date.

Effective as of the Modification Date, the investment objective of the Portfolio will be to seek: (i) current income to the extent consistent with the preservation of capital and liquidity; and (ii) the maintenance of a stable $1.00 per share net asset value.

Consistent with qualifying as a government money market fund, the Portfolio will be required to invest 99.5 percent or more of its total assets in (i) cash; (ii) obligations issued or guaranteed as to principal and/or interest, as applicable, by the U.S. government or its agencies and instrumentalities (“U.S. Government Securities”); and (iii) repurchase agreements collateralized by cash and U.S. Government Securities.

During the transition period leading up to the Modification Date, the assets of the Prime Portfolio will continue to be managed in accordance with the Prime Portfolio’s current investment objective and strategies. However, during this period the assets will also be managed in a manner that will permit the Prime Portfolio to qualify as a “government money market fund” as of the Modification Date. Accordingly, the Prime Portfolio’s exposure to non-government securities will decrease over time leading up to the Modification Date, which can be expected to impact the yield of the Prime Portfolio during the transition period.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE GLENMEDE FUND, INC., ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Core Fixed Income Portfolio	23-2526709	10/31
International Portfolio	23-2526712	10/31
International Secured Options Portfolio	46-0714901	10/31
Large Cap Core Portfolio	73-1694959	10/31
Large Cap Growth Portfolio	73-1694962	10/31
Large Cap Value Portfolio	51-0343675	10/31
Long/Short Portfolio	20-5505900	10/31
Mid Cap Equity Portfolio	47-1428051	10/31
Responsible ESG U.S. Equity Portfolio	47-5355011	10/31
Short Term Tax Aware Fixed Income Portfolio	81-2089680	10/31
Small Cap Equity Portfolio	23-2618727	10/31
Strategic Equity Portfolio	23-2560947	10/31
Secured Options Portfolio	27-2354359	10/31
Total Market Portfolio	20-5506056	10/31
U.S. Emerging Growth Portfolio	52-2206856	10/31
Women in Leadership U.S. Equity Portfolio	47-5367405	10/31